FOR IMMEDIATE RELEASE
Media Contact:  John Daggett
Maytag Corporate Communications
(641) 787-7711
john.daggett@maytag.com



                         MAYTAG PROVIDES EARNINGS UPDATE
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NEWTON, Iowa -- Sept. 19, 2005 - Maytag Corporation (NYSE:MYG) said today that its results for the third quarter and full-year 2005 will be significantly lower than the guidance previously provided by the company due to higher costs negatively impacting performance. The burden of its high manufacturing overhead, increasing distribution and fuel expenses, and rising raw material costs are the primary drivers of these cost increases.
     Ralph F. Hake, Maytag's chairman and CEO said, "Although we are disappointed in these cost increases, our top-line sales projections are strong compared to last year."
     Hake noted that despite the uncertainty in recent months surrounding the pending sale of Maytag, the company achieved high single-digit sales growth in its major appliances product lines through the first two months of the third quarter. He also pointed out that excess manufacturing capacity is still one of Maytag's biggest issues impacting earnings.
     "Our fixed cost structure remains a barrier to acceptable financial performance, and we intend to address this issue," Hake said. "The actions we take might require restructuring charges, including asset write-offs, accelerated depreciation and certain cash costs. These actions will need to be undertaken irrespective of the pending merger with Whirlpool."
     The company stated that in addition to cost increases, unfavorable product pricing/mix, primarily in floor care, continues to adversely impact results. The company also anticipates recording significant merger and acquisition expenses related to the pending acquisition in the third and fourth quarters of this year.

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     As a result, Maytag projects that its full year 2005 results will be significantly lower than the guidance previously provided by the company, and Maytag expects to report a loss before any restructuring charges in the third quarter. Due to the current business performance and uncertainty associated with the manufacturing restructuring, Maytag will no longer provide any earnings guidance.
     In addition, given the expectation that the merger with Whirlpool may not close prior to the first quarter of 2006, the company has decided to move forward to complete the new asset-based $600 million five-year, senior secured revolving credit facility contemplated by the commitment letter previously announced by the company in June 2005 and which expires on December 30, 2005. The new facility will replace the current $300 million credit facility and is expected to be completed early in the fourth quarter of 2005. The new credit facility is expected to be led by J.P. Morgan Chase Bank, N.A. and Citigroup Global Markets, Inc. and secured by accounts receivable and inventory of certain Maytag subsidiaries.
    Maytag expects to announce its third quarter 2005 sales and earnings results on Friday, October 21, 2005.
     Maytag Corporation is a $4.7 billion home and commercial appliance company focused in North America and in targeted international markets. The corporation's primary brands are Maytag(R), Hoover(R), Jenn-Air(R), Amana(R), Dixie-Narco(R) and Jade(R).


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MAYTAG ADDITIONAL INFORMATION:
This document includes statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding anticipated future financial operating performance and results, expectation as to the closing of the transaction with Whirlpool and expectation as to the completion of the new credit facility. These statements are based on the current expectations of management of Maytag. There are a number of risks and uncertainties

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that could cause actual results to differ materially from the forward-looking statements included in this document. For example, with respect to the transaction with Whirlpool (1) Maytag may be unable to obtain shareholder approval required for the transaction; (2) conditions to the closing of the transaction may not be satisfied or the merger agreement may be terminated prior to closing; (3) Maytag may be unable to obtain the regulatory approvals required to close the transaction, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on Maytag or cause the parties to abandon the transaction; (4) Maytag may be unable to achieve cost-cutting goals or it may take longer than expected to achieve those goals; (5) the transaction may involve unexpected costs or unexpected liabilities; (6) the credit ratings of Maytag or its subsidiaries may be different from what the parties expect; (7) the businesses of Maytag may suffer as a result of uncertainty surrounding the transaction; (8) the industry may be subject to future regulatory or legislative actions that could adversely affect Maytag; and (9) Maytag may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of Maytag are set forth in its filings with the Securities and Exchange Commission ("SEC"), which are available at http://www.maytagcorp.com . Maytag undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION RELATING TO THE PROPOSED MERGER WITH WHIRLPOOL AND WHERE TO FIND IT
Whirlpool and Maytag will file a prospectus/proxy statement with the SEC in connection with the proposed transaction. Investors are urged to read any such prospectus/proxy statement, when available, which will contain important information. The prospectus/proxy statement will be, and other documents filed by Whirlpool and Maytag with the SEC are, available free of charge at the SEC's website ( http://www.sec.gov ) or from Whirlpool by directing a request to Whirlpool Corporation, 2000 North M-63, Mail Drop 2800, Benton Harbor, MI 49022-2692, Attention: Larry Venturelli, Vice President, Investor Relations, or from Maytag Corporation's Web site at http://www.maytagcorp.com . Neither this communication nor the prospectus/proxy statement, when available, will constitute an offer to issue Whirlpool common stock in any jurisdiction outside the United States where such offer or issuance would be prohibited -- such an offer or issuance will only be made in accordance with the applicable laws of such jurisdiction.

Whirlpool, Maytag and their respective directors, executive officers, and other employees may be deemed to be participating in the solicitation of proxies from Maytag stockholders in connection with the approval of the proposed transaction. Information about Whirlpool's directors and executive officers is available in Whirlpool's proxy statement, dated March 18, 2005, for its 2005 annual meeting of stockholders. Information about Maytag's directors and executive officers is available in Maytag's proxy statement, dated April 4, 2005, for its 2005 annual meeting of stockholders. Additional information about the interests of potential participants will be included in the prospectus/proxy statement Whirlpool and Maytag will file with the SEC.

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